EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2018 First Quarter Financial Results
Record Operating Revenues of $212.6 million, up 15%
Pre-Tax Income of $18.6 million, up 121%
Net Loss of $6.9 million, $0.37 per share
Adjusted Net Income of $15.0 million, $0.78 per share (a)
New York, NY – February 7, 2018 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal year 2018 first quarter ended December 31, 2017.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “This was one of our strongest first quarters, off the back of revenue growth across all segments of our business, despite continued low volatility during the quarter. Overall operating revenues were again a record, up 15% overall and expenses were held to a 5% increase resulting in a very strong 121% increase in pre-tax earnings. We achieved standout results from our Commercial Hedging segment which increased segment income 37%, as well as Clearing and Execution Services which was up 84%.
The recent tax legislation resulted in a charge of $20.9 million to earnings, which was largely offset, from a cash flows standpoint, against our deferred tax assets. The impact of this tax charge was approximately $1.12 per share. The new tax regime in the U.S. will have a small positive tax rate impact on our current activities, however the after-tax earnings on our over $3.0 billion in interest rate sensitive balances in the U.S. will benefit from a significantly lower tax charge, in the event that there is an increase in short term rates.
Our core earnings in the last six months, excluding the Singapore coal issue and the tax charge in the current quarter, were strong and approached our ROE target of 15%. We anticipate that the overall environment is now more positive for our business with volatility starting to increase as markets normalize as well as the likelihood of increased interest rates. We believe we are well positioned to benefit from both of these macro trends in 2018 as well as the continued consolidation of our industry and our efforts to organically grow our customer base.”

INTL FCStone Inc. Summary Financials
Condensed consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended December 31,
(Unaudited) (in millions, except share and per share amounts)	2017	2016	% Change
Revenues:
Sales of physical commodities	$7,714.4	$5,896.0	31%
Trading gains, net	85.8	83.0	3%
Commission and clearing fees	77.8	69.2	12%
Consulting, management, and account fees	16.6	15.7	6%
Interest income	24.0	10.4	131%
Other income	—	0.1	(100)%
Total revenues	7,918.6	6,074.4	30%
Cost of sales of physical commodities	7,706.0	5,888.9	31%
Operating revenues	212.6	185.5	15%
Transaction-based clearing expenses	36.9	33.6	10%
Introducing broker commissions	31.1	28.7	8%
Interest expense	14.3	8.9	61%
Net operating revenues	130.3	114.3	14%
Compensation and other expenses:
Compensation and benefits	77.2	70.6	9%
Trade systems and market information	8.2	8.9	(8)%
Occupancy and equipment rental	4.1	3.4	21%
Professional fees	4.7	4.8	(2)%
Travel and business development	3.5	3.6	(3)%
Non-trading technology and support	3.1	2.9	7%
Depreciation and amortization	2.7	2.4	13%
Communications	1.4	1.2	17%
Bad debts	1.1	2.5	(56)%
Other	5.7	5.6	2%
Total compensation and other expenses	111.7	105.9	5%
Income before tax	18.6	8.4	121%
Income tax expense	25.5	2.1	1,114%
Net (loss) income	$(6.9)	$6.3	(210)%
(Loss) earnings per share:
Basic	$(0.37)	$0.34	(209)%
Diluted	$(0.37)	$0.34	(209)%
Weighted-average number of common shares outstanding:
Basic	18,419,072	18,248,244	1%
Diluted	18,419,072	18,484,995	—%

Impact of Tax Reform and Bad Debt on Physical Coal, Net of Incentive Recapture
The table below presents income (loss) before tax, income tax expense, net (loss) income, diluted (loss) earnings per share and (loss) return on average stockholders’ equity as reported, on a GAAP basis. The table below also presents adjusted income before tax, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted return on average stockholders’ equity, which are non-GAAP measures. The “adjusted” non-GAAP amounts reflect each item after removing the impacts of H.R. 1, the Tax Cuts and Jobs Act (“Tax Reform”) and the bad debt on physical coal, net of incentive recapture for the last five fiscal quarters. Management believes that presenting our results excluding Tax Reform and the bad debt on physical coal, net of incentive recapture is meaningful, as it increases the comparability of period-to-period results.

	Three Months Ended
(in millions)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
As reported, GAAP:
Income (loss) before tax	$18.6	$(22.5)	$15.0	$14.3	$8.4
Income tax expense	(25.5)	(1.1)	(2.3)	(3.3)	(2.1)
Net (loss) income	$(6.9)	$(23.6)	$12.7	$11.0	$6.3
Diluted (loss) earnings per share	$(0.37)	$(1.27)	$0.66	$0.58	$0.34
(Loss) return on average stockholders’ equity	(6.2)%	(20.5)%	10.9%	9.8%	5.8%

Adjusted (non-GAAP) (a):
Adjusted income before tax	$19.6	$20.2	$15.0	$14.3	$8.4
Adjusted income tax expense	(4.6)	(4.4)	(2.3)	(3.3)	(2.1)
Adjusted net income	$15.0	$15.8	$12.7	$11.0	$6.3
Adjusted diluted earnings per share	$0.78	$0.83	$0.66	$0.58	$0.34
Adjusted return on average stockholders’ equity	12.1%	13.2%	10.9%	9.8%	5.8%
(a) Adjusted income before tax, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted return on average stockholders’ equity are non-GAAP measures. A reconciliation between the GAAP and non-GAAP amounts listed above is provided in Appendix A.
Interest Income/Expense
Overall interest income increased $13.6 million to $24.0 million in the first quarter, as a result of both an increase in short term interest rates as well as the prior year quarter including unrealized losses on investments held in our interest rate management strategy. Average customer equity in the Financial Ag & Energy and Exchange-traded Futures & Options components of our Commercial Hedging and Clearing and Execution Services (“CES”) segments was $2.1 billion, increasing 2% in the first quarter compared to the prior year, which combined with an increase in short-term interest rates resulted in an aggregate $3.7 million increase in interest income in these businesses. Our domestic institutional fixed income business had an increase in interest income of $3.2 million in the first quarter over the prior year. In addition, interest income increased $1.6 million from stock lending started up during fiscal 2017 in our Equity Market-Making business.
We held no U.S. Treasury notes during the first quarter as part of our interest rate management strategy. The prior year period included a $1.0 million pre-tax unrealized loss on interest rate swaps and a $4.6 million pre-tax unrealized loss on U.S. Treasury notes held as part of the strategy. These unrealized gains/losses are recorded in our Corporate unallocated segment. During the first quarter of fiscal 2017, we liquidated all of our interest rate swap positions held as part of the strategy. During fiscal 2017, we sold the remaining U.S. Treasury notes held under this strategy. We also maintain U.S. Treasury bills, interest earning cash deposits with banks, clearing organizations and counterparties.
The unrealized gains/losses on U.S. Treasury notes were reflected in interest income on the Condensed Consolidated Income Statements, while the unrealized gains/losses on interest rate swaps were included in trading gains, net. On a segment basis, these unrealized losses are reported in the Corporate unallocated segment, while the amortized earnings on these investments were included in the Commercial Hedging and CES segments. Under this strategy, we did not actively trade in such instruments and generally intended to hold these investments to their maturity dates, however as a broker-dealer, fluctuations in the unrealized marked-to-market (“MTM”) valuations of these investments are included in operating revenues in the period to which they relate.

Interest expense increased 61% to $14.3 million in the first quarter compared to $8.9 million in the prior year. The increase in expense is primarily related to the trading activities of our institutional dealer in fixed income securities, which resulted in higher interest expense of $3.5 million. Also, an increase in short-term rates resulted in higher costs in our Exchange-Traded Futures & Options component, as well as higher costs related to our stock lending business started up during fiscal 2017 in our Equity Market-Making business. Additionally, higher average borrowings outstanding on the credit facilities available for working capital needs resulted in increased expense.
Non-interest Expenses and Key Operating Metrics
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended December 31,
(in millions)	2017	2016	% Change
Variable compensation and benefits	$36.9	$34.5	7%
Transaction-based clearing expenses	36.9	33.6	10%
Introducing broker commissions	31.1	28.7	8%
Total variable expenses	104.9	96.8	8%
Fixed compensation and benefits	40.3	36.1	12%
Other fixed expenses	33.4	32.8	2%
Bad debts	1.1	2.5	(56)%
Total non-variable expenses	74.8	71.4	5%
Total non-interest expenses	$179.7	$168.2	7%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended December 31,
	2017	2016	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	25,862.1	24,112.7	7%
OTC (contracts, 000’s)	327.9	301.8	9%
Global Payments (# of payments, 000’s)	156.3	146.6	7%
Gold equivalent ounces traded (000’s)	33,503.1	24,329.2	38%
Equity Market-Making (gross dollar volume, millions)	$24,734.3	$22,355.3	11%
Debt Trading (gross dollar volume, millions)	$33,233.7	$33,045.6	1%
FX Prime Brokerage volume (U.S. notional, millions)	$114,302.0	$169,872.6	(33)%
Average assets under management in Argentina (U.S. dollar, millions)	$473.7	$509.8	(7)%
Average customer equity - futures and options (millions)	$2,125.8	$2,078.1	2%

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for share and per share amounts)	December 31, 2017	September 30, 2017
Summary asset information:
Cash and cash equivalents	$321.8	$314.9
Cash, securities and other assets segregated under federal and other regulations	$464.4	$518.8
Securities purchased under agreements to resell	$559.5	$406.6
Securities borrowed	$95.7	$86.6
Deposits with and receivables from broker-dealers, clearing organizations and counterparties	$2,628.2	$2,625.1
Receivables and notes receivable from customers, net	$265.0	$243.3
Financial instruments owned, at fair value	$2,055.9	$1,731.8
Physical commodities inventory	$244.7	$124.8
Goodwill and intangible assets, net	$57.6	$59.4
Other	$116.1	$132.1

Summary liability and stockholders’ equity information:
Payables to customers	$3,063.8	$3,072.9
Payables to broker-dealers, clearing organizations and counterparties	$197.1	$125.7
Payables to lenders under loans	$422.9	$230.2
Accounts payable and other accrued liabilities	$111.5	$135.6
Securities sold under agreements to repurchase	$1,650.4	$1,393.1
Securities loaned	$108.8	$111.1
Financial instruments sold, not yet purchased, at fair value	$803.3	$717.6
Income taxes payable	$7.9	$7.3
Stockholders’ equity	$443.2	$449.9

Common stock outstanding - shares	18,809,763	18,733,286
Net asset value per share	$23.56	$24.02

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2017	2016	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$61.5	$57.5	7%
Global Payments	24.6	23.1	6%
Securities	43.0	37.4	15%
Physical Commodities	10.6	9.8	8%
Clearing and Execution Services	72.2	63.6	14%
Corporate unallocated	0.7	(5.9)	(112)%
Operating revenues	$212.6	$185.5	15%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2017	2016	% Change
Segment income represented by:
Commercial Hedging	$21.1	$15.4	37%
Global Payments	14.6	13.2	11%
Securities	11.0	12.9	(15)%
Physical Commodities	1.1	3.0	(63)%
Clearing and Execution Services	10.5	5.7	84%
Total segment income	$58.3	$50.2	16%
Reconciliation of segment income to income before tax:
Segment income	$58.3	$50.2	16%
Net costs not allocated to operating segments	39.7	41.8	(5)%
Income before tax	$18.6	$8.4	121%
Commercial Hedging
In our Commercial Hedging segment, we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 7% to $61.5 million in the first quarter compared to $57.5 million in the prior year. Exchange-traded revenues decreased 7%, to $33.5 million in the first quarter, resulting primarily from a decline LME metals transactional revenues which had a strong performance in the prior year period driven by increased market volatility. In addition, agricultural revenues declined modestly as a result of lower customer activity driven by low agricultural prices. The declines were partially offset by growth in energy and renewable fuels and an increase in exchange-traded revenues from omnibus relationships introduced by our commercial hedging employees, which are reflected in the “Other” category above. Energy and renewable fuels experienced strong volume growth from the addition of new institutional customers, albeit this new business was at a lower rate per contract as compared to our agricultural business. Overall exchange-traded contract volumes increased 7%, driven by the increases in energy and renewable fuels and omnibus relationships, however the lower rate per contract associated with both of these volumes drove a 13% decline versus the prior year in the average rate per contract to $5.31.
OTC revenues increased 30%, to $20.1 million in the first quarter, driven by both a 9% increase in OTC volumes and a 22% increase in the average rate per contract compared to the prior year. These increases were driven by gains in Brazilian grain activity as well as increased activity in food service, dairy and cotton. These increases were offset by lower coffee and energy and renewable fuels revenues.
Consulting, management, and account fees were flat with the prior year, while interest income, increased 83%, to $4.2 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates, as average customer equity declined 7% versus the prior year to $878.2 million in the first quarter.

Segment income increased to $21.1 million in the first quarter compared to $15.4 million in the prior year, primarily as a result of the increase in operating revenues and a $2.5 million decline in bad debt expense. The prior year period included $2.5 million in bad debt expense in our LME metals business. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 40% compared to 42% in the prior year, primarily as the result of the increase in interest income which has no associated variable expenses.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 6% to a record $24.6 million in the first quarter compared to $23.1 million in the prior year. The volume of payments made increased 7% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system while the average revenue per trade was flat with the prior year period.
The volume of payments declined and the average revenue per trade increased as compared to the most recent third and fourth quarters of fiscal 2017, as certain commercial customers who had previously transacted their individual high volume but low value payments through our platform, opened their own bank accounts in certain countries to which we had made payments into on their behalf. However, we still made the foreign currency funding payments into their accounts on an aggregated basis in these countries. While we were able to capture similar revenues to the preceding third and fourth quarters, the number of payments made were reduced, the average revenue per trade increased and variable transaction-based clearing expenses as a percentage of revenue declined due to the lower number of payments processed.
Segment income increased 11% to $14.6 million in the first quarter compared to $13.2 million in the prior year. This increase primarily resulted from the increase in operating revenues, partially offset by a $0.6 million increase in non-variable direct expenses versus the prior year period, primarily driven by higher non-variable compensation and trade system costs. Variable expenses, excluding interest, expressed as a percentage of operating revenues were decreased to 25% in the first quarter as compared to 29% in the prior year, primarily as a result of a decrease in introducing broker commissions.
Securities
In our Securities segment, we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Agency Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 15% to $43.0 million in the first quarter compared to $37.4 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management. Operating revenues in Equity Market-Making increased 15% in the first quarter compared to the prior year period. Gross dollar volume traded increased 11% driven both by on-boarding of new customers and increased market share, while the average revenue per $1,000 traded declined 6%. Equity Market-Making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading increased 24% in the first quarter compared to the prior year, driven by increases in our domestic institutional fixed income business as well as in our Argentina and municipal securities businesses. Operating revenues in Investment Banking were relatively flat with the prior year. Asset Management operating revenues decreased 26% in the first quarter as compared to the prior year as assets under management decreased 7% to $473.7 million in the first quarter compared to $509.8 million in the prior year.
Segment income decreased 15% to $11.0 million in the first quarter compared to $12.9 million in the prior year, primarily as a result of an increase in interest expense in our Debt Trading business and to a lesser extent an increase in transaction-based clearing expenses in Equity Market-Making. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 37% in the first quarter compared to 36% in the prior year, primarily as the result of an increase in transaction-based clearing expenses.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. Additionally, we act as principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products.
Operating revenues for Physical Commodities increased 8% to $10.6 million in the first quarter compared to $9.8 million in the prior year.
Precious Metals operating revenues declined 2% to $5.3 million in the first quarter compared to $5.4 million in the prior year, despite a 38% increase in the number of ounces traded, as the average revenue per ounce traded declined 27% versus the prior year. This was primarily due to a $1.3 million unrealized loss on derivative positions held against precious metals inventory carried at the lower of cost or market value in our non-broker dealer subsidiaries.
Operating revenues in Physical Ag & Energy increased 20% to $5.3 million in the first quarter compared to the prior year. The increase in operating revenues is primarily due to business expansion in our U.S. subsidiary FCStone Merchant Services, LLC.
Segment income decreased 63% to $1.1 million in the first quarter compared to $3.0 million in the prior year, primarily as a result of a $1.0 million bad debt expense and a $0.5 million increase in professional fees incurred related to our exit of our physical coal business which was conducted solely in our Singapore subsidiary.
Clearing and Execution Services
Our CES segment provides competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Following our acquisition of the Sterne Agee correspondent securities clearing business, we are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process. Also as part of this transaction, we acquired Sterne Agee’s independent wealth management business which offers a comprehensive product suite to retail customers nationwide.
Operating revenues increased 14% to $72.2 million in the first quarter compared to $63.6 million in the prior year.
Operating revenues in our Exchange-traded Futures & Options business increased 29% to $35.9 million in the first quarter compared to $27.9 million in the prior year as a result of a 7% increase in exchange-traded volumes and a 16% increase in the average rate per contract compared to the prior year period. In addition, interest income in the Exchange-traded Futures & Options business increased $1.9 million to $3.5 million in the first quarter primarily as a result of an increase in short-term rates and a 10% increase in average customer equity to $1.2 billion.
Operating revenues in our FX Prime Brokerage declined 15% compared to the prior year to $4.7 million in the first quarter, as a result of a 33% decline in foreign exchange volumes.
Correspondent Clearing operating revenues declined 6% as compared to the prior year to $6.0 million in the first quarter, while operating revenues in Independent Wealth Management increased 7% versus the prior year to $18.5 million. Included within these operating revenues, Correspondent Clearing and Independent Wealth Management businesses had interest income of $1.5 million and $0.1 million, respectively. Operating revenues in Derivative Voice Brokerage increased 9% to $7.1 million in the first quarter as compared to the prior year.
Segment income increased to $10.5 million in the first quarter compared to $5.7 million in the prior year, primarily as a result of the increase in operating revenues, as well as a $2.3 million decline in non-variable direct expenses, primarily compensation and benefits and trade system costs in our FX Prime Brokerage, Correspondent Clearing and Derivative Voice Brokerage businesses. Segment income in the first quarter includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the Derivative Voice Brokerage business which will continue to be expensed through the end of fiscal 2018 based upon the employees’ continued employment. Variable expenses, excluding interest, as a percentage of operating revenues were 70% in the first quarter compared to 71% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, February 8, 2018 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through February 15, 2018. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 8892819.

About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com

Appendix A
The “adjusted” non-GAAP amounts reflect each item after removing the impacts of Tax Reform and the bad debt on physical coal, net of incentive recapture for the last five fiscal quarters. Management believes that presenting our results excluding Tax Reform and the bad debt on physical coal, net of incentive recapture is meaningful, as it increases the comparability of period-to-period results.

	Three Months Ended
(in millions)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of income (loss) before tax to adjusted non-GAAP amounts:
Income (loss) before tax, as reported (GAAP)	$18.6	$(22.5)	$15.0	$14.3	$8.4
Bad debt on physical coal, net of incentive recapture (a)	1.0	42.7	—	—	—
Adjusted income before tax (non-GAAP)	$19.6	$20.2	$15.0	$14.3	$8.4

Reconciliation of income tax expense to adjusted non-GAAP amounts:
Income tax expense, as reported (GAAP)	$(25.5)	$(1.1)	$(2.3)	$(3.3)	$(2.1)
Tax effect of bad debt on physical coal, net of incentive recapture	—	(3.3)	—	—	—
Impact of tax reform (b)	20.9	—	—	—	—
Adjusted income tax expense (non-GAAP)	$(4.6)	$(4.4)	$(2.3)	$(3.3)	$(2.1)

Reconciliation of net (loss) income to adjusted non-GAAP amounts:
Net (loss) income, as reported (GAAP)	$(6.9)	$(23.6)	$12.7	$11.0	$6.3
Bad debt on physical coal, net of incentive recapture, net of tax	1.0	39.4	—	—	—
Impact of tax reform	20.9	—	—	—	—
Adjusted net income (non-GAAP)	$15.0	$15.8	$12.7	$11.0	$6.3

	Three Months Ended
(in millions)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Calculation of adjusted diluted earnings per share:
Adjusted net income (non-GAAP)	$15.0	$15.8	$12.7	$11.0	$6.3
Less: Allocation to participating securities (c)	(0.3)	(0.3)	(0.3)	(0.2)	(0.1)
Adjusted net income allocated to common stockholders (non-GAAP)	$14.7	$15.5	$12.4	$10.8	$6.2
Divided by adjusted diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share	18,786,145	18,768,660	18,702,128	18,661,418	18,484,995
Adjusted diluted earnings per share (non-GAAP)	$0.78	$0.83	$0.66	$0.58	$0.34

	Three Months Ended
(in millions)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Calculation of diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share:
Weighted-average number of common shares outstanding, as reported	18,419,072	18,485,150	18,447,053	18,404,236	18,248,244
Effect of dilutive securities (d)	367,073	283,510	255,075	257,182	236,751
Diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share	18,786,145	18,768,660	18,702,128	18,661,418	18,484,995

(in millions)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of stockholders’ equity to adjusted non-GAAP amounts:
Stockholders’ equity, as reported	$443.2	$449.9	$469.1	$455.7	$442.6
Bad debt on physical coal, net of incentive recapture, net of tax	40.4	39.4	—	—	—
Impact of Tax Reform	20.9	—	—	—	—
Adjusted stockholders’ equity (non-GAAP)	$504.5	$489.3	$469.1	$455.7	$442.6
(a) During the three months ended September 30, 2017, fiscal 2017 incentive accruals for the executive team were reversed as a direct result of the bad debt on physical coal.
(b) Impact of Tax Reform includes tax expense of $8.9 million related to the remeasurement of deferred tax assets and liabilities to the lower U.S. federal corporate income tax rate. Additionally, Impact of Tax Reform includes a provisional transition tax obligation of $12.0 million related to the one-time mandatory repatriation transition tax on previously untaxed accumulated and current earnings and profits of certain of our foreign subsidiaries.
(c) For the three months ended December 31, 2017 and September 30, 2017, there were no amounts allocated to participating securities, as reported, due to net losses in each of the periods. In conjunction with the consideration of adjusted net income (non-GAAP), amounts allocated to participating securities has now been included for the periods. For the three months ended June 30, 2017, March 31, 2017 and December 31, 2016, the amounts allocated to participating securities are included as reported.
(d) For the three months ended December 31, 2017 and September 30, 2017, there were no amount of dilutive securities, as reported, due to net losses in each of the periods. In conjunction with the consideration of adjusted net income (non-GAAP), an amount of dilutive securities has now been included for the periods. For the three months ended June 30, 2017, March 31, 2017 and December 31, 2016, the dilutive securities are included as reported.